                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:


     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement


     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                 [FORTESS LOGO]


                            THE FORTRESS GROUP, INC.
            1650 TYSONS BOULEVARD, SUITE 600, MCLEAN, VIRGINIA 22102

                              --------------------


                    Notice of Annual Meeting of Stockholders
                      To Be Held on Thursday, May 30, 2002

                              --------------------

        The Annual Meeting of Stockholders of The Fortress Group, Inc. will be held on May 30, 2002 at 1 Chase Manhattan Plaza, 54th floor, New York, New York, 10005, at 8:30 a.m., local time, to consider and act upon the following matters:

        1.      To elect four directors to serve for the ensuing year.

        2. To approve an amendment to the Company's Certificate of Incorporation to reduce the number of shares of common stock the Company is authorized to issue.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 15, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

        All stockholders are cordially invited to attend the meeting.

                                           By Order of the Board of Directors,



                                           GEORGE C. YEONAS, President
                                           and Chief Executive Officer


McLean, Virginia
April 29, 2002

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW
           THE INSTRUCTIONS ON THE ENCLOSED PROXY IN ORDER TO ENSURE
                 REPRESENTATION OF YOUR SHARES AT THE MEETING.

                            THE FORTRESS GROUP, INC.
                        1650 TYSONS BOULEVARD, SUITE 600
                             MCLEAN, VIRGINIA 22102

                              --------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 30, 2002

GENERAL INFORMATION

        The Annual Meeting of Stockholders of The Fortress Group, Inc. (the "Company" or "Fortress") will be held at 1 Chase Manhattan Plaza, 54th floor, New York, New York, 10005, on Wednesday, May 30, 2002 at 8:30 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Annual Meeting"). The approximate mailing date for this proxy statement and proxy is April 29, 2002.

        It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it in the envelope provided. The proxy is solicited by the Board of Directors of the Company (the "Board"). Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Solicitation of proxies may include requests by mail and personal contact by the Company's directors, officers and employees. Expenses in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. The giving of the enclosed proxy does not preclude the right to vote in person at the meeting, should the stockholder giving the proxy so desire. Any person giving a proxy has the power to revoke it any time before it is voted. The proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the meeting and voting in person.

        Shares of the Company's Common Stock, $.01 par value (the "Common Stock"), represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the choices specified in the proxies. Abstentions and broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors are elected by a plurality of votes cast. Accordingly, abstentions and broker non-votes will not affect the tabulation of votes for directors. Approval of the proposed charter amendment requires a majority of the votes of the shares outstanding. Accordingly, abstentions and non-votes will have the effect of votes against the proposed charter amendment.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        Holders of record of shares of Common Stock at the close of business on April 15, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. Each share of Common Stock has one vote. On the Record Date, there were issued and outstanding 3,119,195 shares of Common Stock.

        In addition, holders of record of shares of the Company's Class AAA Convertible Preferred Stock, $.01 par value ("Class AAA Preferred Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. On the Record Date, there were issued and outstanding 28,500 shares of Class AAA Preferred Stock, entitling the holders thereof to cast a total of 1,187,500 votes at the Annual Meeting.

OWNERSHIP BY PERSONS OWNING MORE THAN FIVE PERCENT

        The following table sets forth information with respect to persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock or preferred stock with voting rights and all directors, nominees, and named Executive Officers, as a group. Other than the Class AAA Preferred Stock held by Prometheus and Robert Short, all of the stock set forth in the table is Common Stock.


                                                                                   Percent of
                                           Amount and Nature   Percent of Class      Voting
Name and Address                             of Beneficial       As of Record      Stock as of
Of Beneficial Owner                            Ownership             Date          Record Date
-------------------                        -----------------   ----------------    -----------
Prometheus Homebuilders LLC(a)
30 Rockefeller Plaza, 50th Floor                224,712(b)           7.2%             5.2%
New York, NY  10020                            25,000(b)            87.7%            27.6%

Robert Short
603 Park Point Drive, Suite 201               454,917(c)            14.6%            10.6%
Golden, CO  80401                              3,500(b)             12.3%               0%

J. Christopher Stuhmer
9500 Hillwood Drive, Suite 200
Las Vegas, NV  89134                            378,303             12.1%             8.8%

All directors, nominees, and named            495,742(d)            15.7%            11.4%
executive officers, as a group.                3,500(b)             12.3%             3.4%
(9 persons)


(a) LF Strategic Realty Investors II L.P., a Delaware limited partnership ("LFSRI"), LFSRI II Alternative Partnership L.P., a Delaware limited partnership ("LFSRI II AP") and LFSRI II-CADIM Alternative Partnership L.P., a Delaware limited partnership ("LFSRI CADIM") are managing members of Prometheus Homebuilders LLC ("Prometheus"). Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI") is the general partner of each LFSRI, LFSRI II AP and LFSRI CADIM, and Lazard Freres & Co. LLC ("Lazard") is the managing member of LFREI. LFSRI, LFSRI II AP, LFSRI CADIM, LFREI and Lazard have no ownership interest in the shares of Common Stock and AAA Preferred Stock beyond their respective direct and indirect interests in Prometheus. By reason of their status as managing members of Prometheus, LFSRI, LFSRI II AP and LFSRI CADIM are reported as each sharing with Prometheus the power to vote or to direct the vote and dispose or direct the disposition of the shares of Common Stock and AAA Preferred Stock beneficially owned by Prometheus. By reason of LFREI's control of each of the managing members and Lazard's control of LFREI, LFREI and Lazard also are reported as sharing the power to vote or to direct the vote and dispose or direct the disposition of such shares. Notwithstanding the foregoing, Lazard and LFREI disclaim any beneficial ownership of any of the shares of Common Stock and AAA Preferred Stock set forth in this table.


(b) Class AAA Preferred Stock. 28,500 shares of Class AAA Preferred Stock, having an initial liquidation value of $28,500,000, are issued and outstanding. Such shares vote together with the Common Stock and are entitled to cast 1,187,500 votes at the Annual Meeting. Prometheus owns 25,000 shares of Class AAA Preferred Stock and Mr. Short owns 3,500 shares of Class AAA Preferred Stock. Prometheus is the voting trustee for the 3,500 shares of Class AAA Preferred Stock owned by Mr. Short.

        In connection with the issuance of the Class AAA Preferred Stock the Company also issued Supplemental Warrants, which potentially provide for the issuance of 5,937,500 shares of Common Stock beginning September 30, 2001. Prometheus owns Supplemental Warrants to purchase 5,208,333 shares of Common Stock and Mr. Short owns Supplemental Warrants to purchase 729,167 shares of Common Stock. On March 20, 2002, Prometheus and the Company agreed to amended the Supplemental Warrants to limit the number of Supplemental Warrants which may be exercised prior to the Extended Exercise Date, as defined below, to a number equal to the number of shares of Common Stock which would not cause Prometheus or any "group" of which Prometheus is a member to be deemed to beneficially own 50% or more of the aggregate voting power of the common equity of the Company. The "Extended Exercise Date" is the first to occur of (a) January 1, 2003, (b) the day preceding the day on which any "Event of Default" under the Indenture governing the Company's outstanding 13.75% Senior Notes due 2003 occurs, (c) the day on which such Indenture ceases to require the Company to make a "Change of Control Offer" upon the occurrence of a "Change of Control" (as defined in the Indenture), or
        (d) the tenth day prior to the record date for taking certain actions by stockholders of the Company.



(c)     Of the 454,917 shares, Mr. Short's spouse and children own 2,365 shares.

(d) Includes 40,000 shares subject to options under the Company's Stock Option Plan.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, persons who own more than ten percent of a registered class of the Company's equity securities and certain entities associated with the foregoing ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file with the SEC. Based solely upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company, all of such forms were filed on a timely basis by reporting persons during 2001, except for the late filing of initial reports on Form 3 by Mr. Balzano and Mr. Kowalski and of two monthly reports on Form 4, each reporting two transactions, by Mr. Short.


                              ELECTION OF DIRECTORS

        During 2001 the Company's By-laws were amended to reduce the size of the Board from eight to seven. At the time of the Annual Meeting, the Board will consist of four directors elected annually by the holders of the Common Stock and the Series AAA Preferred Stock (the "Common Directors") and three directors elected annually by the holders of the Series AAA Preferred Stock (the "Preferred Directors"). The Board may in the future decide to expand the size of the Board and to appoint one or more additional directors, all in accordance with the Company's By-Laws. The following persons are proposed to be elected as the Common Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. If any of the nominees for Common Director should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board, unless the number of Common Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a Common Director.

        The following information is furnished with respect to each nominee for election as a Common Director, each Preferred Director, and each executive officer of the Company named in the Summary Compensation Table below. Other than the Class AAA Preferred Stock held by Robert Short, all of the stock set forth in the table is Common Stock.

                                                                             Percentage of
                                                                  Shares      Outstanding
                                                                Beneficially    Shares
                                                                   Owned      Beneficially     Year
                                                                   As of      Owned as of      First
                                  Positions and Offices             the       the Record      Became
Name                   Age           With the Company           Record Date      Date       a Director
----                   ---           ----------------           -----------      ----       ----------
                    NOMINEES FOR ELECTION AS COMMON DIRECTORS

George C. Yeonas         47      Director; Chief Executive        37,950 (a)       1.2%         1997
                                    Officer

Robert Short (b)         56      Director; President of the      454,917 (c)      14.6%         1996
                                    Western Region and             3,500 (d)    12.3% (d)
                                    President of The Genesee
                                    Company

Richard Balzano          52      Director                            --             *           2001

Thomas R. Kowalski       62      Director                            --             *           2001

                               PREFERRED DIRECTORS

Richard I. Gilchrist     56      Director                            --              *          2000
Sandra A. Lamb           57      Director                            --              *          1999
Andrew Zobler            40      Director                            --              *          2000

                            OTHER EXECUTIVE OFFICERS

Jeffrey W. Shirley       43      Chief Financial Officer           2,875(e)          *
Edward Horne             48      President of the Texas Region         --            *

-----------------------------
*   Less than 1%

(a) Includes 37,500 shares that Mr. Yeonas has the right to acquire pursuant to the Company's Stock Option Plan.


(b) Mr. Short and his immediate family own or control approximately $2,035,000 principal amount of the Company's Senior Notes. Mr. Short also has Supplemental Warrants to purchase 729,167 shares of Common Stock.



(c) Includes 2,365 shares that are owned by Mr. Short's spouse and children. Excludes Supplemental Warrants to purchase 729,167 shares of Common Stock.



(d) Class AAA Preferred Stock and its percent of the class. Prometheus has first priority security interest and retains the voting rights with respect to these shares. Mr. Short also has Supplemental Warrants to purchase 729,167 shares of Common Stock.


(e) Includes 2,500 shares that Mr. Shirley has the right to acquire pursuant to the Company's Stock Option Plan.

OTHER INFORMATION RELATING TO DIRECTORS

        The following is a brief description of the business experience during at least the last five years of each of the Common Directors standing for election and each of the Preferred Directors.

        Mr. Yeonas is President and CEO of the Company. He joined the Company as Chief Operating Officer in August 1997 and was named its President in August 1998 and CEO in March 1999. Mr. Yeonas has over 20 years in the homebuilding industry. Prior to joining Fortress, Mr. Yeonas served for seven years as Vice President and General Manager of the Arvida Company's South Florida division. Prior to joining Arvida, Mr. Yeonas served as Vice President of Development for NVR in Washington, DC, and as Divisional Partner for Trammell Crow in Tampa, Florida.

        Mr. Short became a director of the Company in March 1996. Mr. Short has served as the President and Chief Executive Officer of the Company's subsidiary, The Genesee Company, since 1980.

        As of March 1, 2002, Mr. Balzano is an independent management consultant. Prior to March 1, 2002 he served as the President and Executive Director of Staten Island Institute of Arts & Sciences, Inc. From 1995 to 1999 he served as an independent financial consultant for a variety of clients. Prior to working as a consultant Mr. Balzano was the Director of Fiscal Operations for The Population Council Inc. from 1993 to 1995. From 1990 to 1993 Mr. Balzano was the Executive Vice President and Chief Financial Officer of Great Scott Advertising Company, Inc. Prior to working there Mr. Balzano was the Vice President of Finance and Chief Financial Officer of the Brooklyn Academy of Music Inc. From 1972 to 1980 he worked in various positions with the City of New York, DOC & HHC culminating in Chief Financial Officer for the mayoral agency.

        Mr. Kowalski is the Chairman and Chief Executive Officer of Respond Corporation, which is a financial investor in various real estate projects. Mr. Kowalski was Chairman of the Board and Chief Executive Officer of MegaBank since he founded it in 1984 until it was sold to Compass Bank in 2000. From 1980 through 2000, he was Chairman of the Board and Chief Executive Officer of First State Bank of Hotchkiss, a Colorado bank. Mr. Kowalski was also Chief Executive Officer and beneficial owner of approximately 97.0% of the outstanding stock of Orchard Valley Financial Corporation, the bank holding company that owns First State Bank of Hotchkiss. From October 1972 through September 1992, Mr. Kowalski was President of Realtek Company, a general contractor and real estate development corporation. Mr. Kowalski is also on the Board of Directors for Howe Barnes Investments, Inc., a Chicago brokerage/investment firm.


        Mr. Gilchrist is the Managing Principal of Commonwealth Capital Group, Washington, D.C. He was President and CEO of Commonwealth Atlantic Properties Inc. from 1997 until 2001. He also serves as the Co-Chairman of Commonwealth Partners, Los Angeles. From 1982 to 1995 Mr. Gilchrist was a Senior Partner of Maguire Thomas Partners, a real estate investment firm. Prior to Joining Maguire Thomas Partners, Mr. Gilchrist was a Partner with the law firm of Gilchrist & Rutter.


        Ms. Lamb is a Director of Lazard Freres & Co. LLC, a private investment bank and global financial services firm ("Lazard"). Ms. Lamb joined Lazard in 1983 and is a member of its Banking Department in New York City. She advises clients on mergers and acquisitions, corporate financial matters and complex financial restructurings. Prior to joining Lazard, Ms. Lamb was an officer at an institutional investor specializing in private placement investments. Ms. Lamb is also a director of Center

Trust, Inc., a publicly traded real estate investment trust, and serves on the board of several nonprofit organizations.


        Mr. Zobler is a Principal of Lazard Freres Real Estate Investors L.L.C. ("LFREI"). Before joining LFREI in May 2000, Mr. Zobler was Senior Vice President of Starwood Hotels & Resorts Worldwide, Inc., a publicly traded hotel company. Prior to his association with Starwood in April 1998, Mr. Zobler was a shareholder in the New York City office of Greenberg Traurig, a law firm. Prior to joining Greenberg Traurig, Mr. Zobler practiced law with Paul, Weiss, Rifkind, Wharton & Garrison and with Cravath, Swaine & Moore. Mr. Zobler also serves as a director of Konover Property Trust, Inc., a publicly traded real estate investment trust, and Destination Europe Limited, a private company in the United Kingdom that owns luxury hotels.


        The Board held thirteen meetings during 2001. No incumbent director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she served.

COMMITTEES OF THE BOARD

  Audit Committee


    The Audit Committee is responsible for the accuracy and consistency of financial reporting and accounting practices by the Company and its subsidiaries. The Audit Committee is responsible for (i) retaining, and evaluating the performance of, the Company's independent auditors; (ii) approving the Company's annual audit plan; (iii) reviewing reports of the independent auditors concerning the adequacy of financial controls, responsiveness of management, quality of systems and other related subjects;
(iv) monitoring compliance with the Company's policies and procedures; and (v) when requested, reviewing proposed transactions between the Company and its affiliates (e.g., officers, directors and significant stockholders) to determine the fairness and reasonableness of the transactions. The Audit Committee held four meetings during 2001.


  Compensation Committee

    The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation structure and is responsible for (i) establishing the overall compensation policies for the Company; (ii) determining the compensation of the Company's senior executives;
(iii) approving the Company's Incentive Compensation Plan and all other long- or short-term incentive compensation plans; (iv) reviewing whether the Company's compensation plans and policies are competitive with the market and in compliance with applicable SEC and Internal Revenue Service regulations; and (v) reporting on the Company's compensation practices in each year's proxy statement. The Compensation Committee held two meetings during 2001.

  Nominating Committee

    The Nominating Committee is responsible for recruiting and nominating candidates for the Board as well as re-nominating existing directors. Prior to each annual meeting of stockholders, the Nominating Committee reports to the Board regarding its nominees and the background and an evaluation of each candidate. The Committee may also advise the Board with respect to matters of Company philosophy, diversity, composition and related matters. The Nominating Committee will consider nominees for Common Directors recommended by stockholders. Recommendations by stockholders should be submitted to the Company's Secretary and should identify the recommended nominee by name and provide detailed background information. Recommendations received by December 31, 2002 will be considered by the Nominating Committee for nomination at the 2003 annual meeting of stockholders. The Nominating Committee held three meetings during 2001.

Planning Committee

    The Planning Committee is responsible for recommending to the Board an action plan for (i) exiting underperforming or overleveraged businesses and/or
(ii) improving the Company's capital structure through asset sales or otherwise. The Planning Committee held five meetings during 2001.


Project and Feasibility Review Committee



        The Project and Feasibility Review Committee is responsible for reviewing and approving all new communities, based upon policies and procedures for project review and approval set by the Board. The Project and Feasibility Review Committee held fifteen meetings during 2001.


Committee Members


        As of the date hereof, the members of the above-referenced committees are (a) Audit Committee - Mr. Kowalski, Mr. Balzano and Ms. Lamb; (b) Compensation Committee - Messrs. Gilchrist, Balzano and Zobler; (c) Nominating Committee - Messrs. Short, Yeonas and Zobler (d) Planning Committee - Messrs. Zobler, Yeonas and Short and (e) Project Feasability and Review Committee -- Messrs. Short, Yeonas, Kowalski and Zobler. Committee membership is determined on an annual basis.




                             AUDIT COMMITTEE REPORT

        The Board maintains an Audit Committee to be comprised of three of the Company's outside Directors. The Audit Committee is composed of Mr. Kowalski, Balzano and Ms. Lamb. The Board and the Audit Committee believe that the Audit Committee's members are "independent" as defined in Nasdaq Rule 4200(a)(15).

        The Board has adopted an amended Charter of the Audit Committee, a copy of which is attached as an Exhibit A hereto. The Audit Committee oversees the Company's financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee discussed with the Company's independent auditor the overall scope and plans for its audit. The Committee meets with the independent auditor, with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Audit Committee reviewed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, "Communication with Audit Committees". In addition, the Committee has discussed with the independent auditor the auditor's independence from management, including in light of the non-audit services they provide and the

Company including the matters in the written disclosures and the letter from the independent auditor required by the Independence Standards Board, Standard No. 1, "Independence Discussions with Audit Committees".

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee has recommended, and the Board has approved, the selection of the Company's independent auditor.


                                                  AUDIT COMMITTEE



                                                  Thomas R. Kowalski, Chairman
                                                  Richard Balzano
                                                  Sandra A. Lamb



                         PRINCIPAL ACCOUNTING FIRM FEES

        The following table sets forth the aggregate fees billed to the Company for the year ended December 31, 2001 by the Company's principal accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.



   Audit Fees                           $ 400,000
   Financial Information Systems
        Design and Implementation Fees     - 0 -
   All Other Fees                       $ 940,000 (a)


(a) Includes fees for tax services, SEC registration statements, subsidiary internal audit, programming of proprietary budget system and other advisory services.

                                  COMPENSATION

Summary Compensation Table

        The following table sets forth information for the three fiscal years ended December 31, 2001 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


          -------------------------------------------------------------------------
                                                              Long Term
                                                               Compen-
                                                                sation
                                      ---------------------------------------------
                                       Annual Compensation      Awards
                                      ---------------------------------------------
                                                                Shares    All Other
               Name and                                       Underlying   Compen-
          Principal Position    Year   Salary ($) Bonus ($)   Options (#) sation ($)
          -------------------------------------------------------------------------
           George Yeonas,       2001    425,000    680,000     63,000     4,291(3)
             President and      2000    385,000    175,000      -0-       5,250(3)
             Chief Executive    1999    385,000    288,750     25,000    11,520(4)
               Officer
          -------------------------------------------------------------------------
           Jeffrey W. Shirley,  2001    225,000    407,814     63,000     5,250(3)
             Vice President     2000    200,000    80,000       -0-       4,000(3)
                and Chief       1999    181,844    100,000      -0-       2,054(3)
             Financial Officer
          -------------------------------------------------------------------------
           Edward Horne,        2001    225,000    150,000     63,000     3,250(3)
            President of the    2000    200,000    134,000      -0-       3,000(3)
              Texas Region      1999    195,833    150,000      -0-       2,750(3)
          -------------------------------------------------------------------------
           Robert Short,        2001    300,000   1,000,000    63,000     5,250(3)
            President of the    2000    250,000    475,000      -0-       5,250(3)
             Western Region     1999    250,000    347,000      -0-       4,083(3)
          -------------------------------------------------------------------------


        1) Represents bonus paid for achievement of performance goals of $318,750 and strategic goals of $361,250 in 2001. One-third of the strategic goals bonus was paid in February 2002 and the balance will be paid over the next two years unless the employee terminates employment without cause.

        2) Represents bonus paid for achievement of performance goals of $168,750 and strategic goals of $239,064 in 2001. One-third of the strategic goal bonus was paid in February 2002 and the balance will be paid over the next two years unless the employee terminates employment without cause.

        3) Other compensation includes amount contributed under The Fortress Group, Inc. 401(K) Profit Sharing Plan ("FGPSP").

        4) Includes $7,290 associated with replacement of a previously issued stock grant and $4,230 contributed under the FGPSP.

Option Grants

        The Company's Stock Option Plan provides for the grant of options with respect to the Common Stock. The table below sets forth information on option grants in fiscal 2001 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                        Percent of
                                      Total Options
                                        Granted to
                         Options       Employees in      Exercise      Expiration       Grant Date
Name                   Granted (1)     Fiscal Year        Price           Date       Present Value (2)
----                   -----------     -----------        -----           ----       -----------------
George C. Yeonas         63,000           20.0%           $2.00         8/21/06         $61,021.80
Jeffrey W. Shirley       63,000           20.0%           $2.00         8/21/06         $61,021.80
Edward Horne             63,000           20.0%           $2.00         8/21/06         $61,021.80
Robert Short             63,000           20.0%           $2.00         8/21/06         $61,021.80

    1)  Options fully vest one year from grant date of 8/21/01.

    2) The grant date present values are calculated based on the Black-Sholes model. The assumptions used in the calculations include an expected volatility of 100%, a risk free rate of return of 5.0%, no dividend yield and a time to exercise of 5 years.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

        The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 2001 by each of the named executive officers and the value of unexercised options held by such persons as of December 31, 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                           Shares Underlying          Value of Unexercised
                           Shares                        Unexercised Options at           In-the-Money
                          Acquired                           FY-End     (#)            Options at FY-End ($)
                             On           Value        --------------------------   --------------------------
Name                    Exercise (#)   Realized ($)    Exercisable  Unexercisable   Exercisable  Unexercisable
----                    ------------   ------------    -----------  -------------   -----------  -------------
George C. Yeonas             -0-           -0-           37,500        63,000           -0-           -0-
Jeffrey W. Shirley           -0-           -0-           2,500         63,000           -0-           -0-
Edward Horne                 -0-           -0-            -0-          63,000           -0-           -0-
Robert Short                 -0-           -0-            -0-          63,000           -0-           -0-

    Employment Agreements

        Mr. Yeonas has an employment agreement with the Company, effective January 1, 2001 and expiring December 31, 2002. The agreement automatically renews for successive one-year periods following the initial term, unless either the Company or the employee provides written notice of its intent to terminate. The agreement currently provides for various benefits, including a base salary of $425,000.

The agreement also provides for additional bonus compensation under the Company bonus program, which is tied to operational results.

        Mr. Yeonas may be terminated for "cause" as defined in the agreement or without cause. Mr. Yeonas may terminate his employment with the Company at any time for "good reason" as defined in the agreement. Subject to the exception below, if Mr. Yeonas is terminated for other than cause or he terminates his employment for good reason, he will be entitled to an amount equal to two times his base salary, as well as any earned but unpaid bonus, as determined by the Board. If Mr. Yeonas terminates his employment for good reason because the Company requires him to be based at an office more than 35 miles from McLean, Virginia, he will be entitled to one (not two) times his base salary. If Mr. Yeonas' employment agreement is not renewed at the end of its term, December 31, 2002, he is entitled to a severance payment of $200,000 and the remaining balance owed on his deferred compensation of $240,834.

        Mr. Shirley has an employment agreement with the Company expiring December 31, 2002, subject to automatic renewal for successive one year periods unless the Company or the employee provides written notice of its intent to terminate. The agreement currently provides for various benefits, including a base salary of $225,000 and an opportunity to earn bonus compensation under the Company's bonus program, which is tied to operational results.

        Mr. Shirley may be terminated for "cause" as defined in the agreement or without cause. Mr. Shirley may terminate his employment with the Company at any time for "good reason" as defined in the agreement. Subject to the exception below, if Mr. Shirley is terminated for other than cause or he terminates his employment for good reason, he will be entitled to an amount equal to $325,000, as well as any earned but unpaid bonus, as determined by the Board. If Mr. Shirley terminates his employment for good reason because the Company requires him to be based at an office more than 35 miles from McLean, Virginia, he will be entitled to $162,500 (not $325,000). If Mr. Shirley's employment agreement is not renewed at the end of its current year term, December 31, 2002, he is entitled to a severance payment of $22,000, the remaining balance owed on his deferred compensation of $159,376 and additional bonus compensation under the Company bonus program.


        Mr. Horne has an employment agreement with the Company expiring December 31, 2002, subject to automatic renewal for successive one year periods unless the Company or the employee provides written notice of its intent to terminate. The agreement currently provides for various benefits, including a base salary of $225,000 and an opportunity to earn bonus compensation under the Company's bonus program, which is tied to operational results.



        Mr. Horne may be terminated for "cause" as defined in the agreement or without cause. Mr. Horne may terminate his employment with the Company at any time for "good reason" as defined in the agreement. If Mr. Horne is terminated for other than cause or he terminates his employment for good reason in 2002 or 2003, he will be entitled to an amount equal to $350,000 and $300,000, respectively, as well as any earned but unpaid bonus, as determined by the Board.



        Mr. Short has an employment agreement with the Company expiring December 31, 2002, subject to automatic renewal for successive one year periods unless the Company or the employee provides written notice of its intent to terminate. The agreement currently provides for various benefits, including a base salary of $300,000 and an opportunity to earn bonus compensation under the Company's bonus program, which is tied to operational results.



        Mr. Short may terminate for "cause" as defined in the agreement or without cause. Mr. Short may terminate his employment with the Company at any time for "good reason" as defined in the agreement. If Mr. Short is terminated for other than cause or he terminates his employment for good reason in 2002 or 2003, he will be entitled to an amount equal to $350,000 and $300,000, respectively, as well as any earned but unpaid bonus, as determined by the Board.


    Compensation of Directors

        Under the Company's standard arrangements, each independent, non-employee director of the Company receives an annual director's fee of $20,000, payable $5,000 each quarter, plus $1,000 for attendance at each Board meeting, and $500 for attendance at each committee meeting and conference call. All directors are reimbursed for out-of-pocket expenses incurred to attend meetings. Employee directors and preferred directors do not receive any additional compensation for services as a director.

    Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during the fiscal year ended December 31, 2001 were Messrs. Gilchrist, Balzano and Zobler. None of the Compensation Committee members are or were officers or employees of the Company or any of its subsidiaries.

                      REPORT OF THE COMPENSATION COMMITTEE

    Board Compensation Committee Report on Executive Compensation

        General. The Compensation Committee's compensation philosophy relative to the Company's executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase stockholder value. This philosophy is implemented by establishing salaries, cash and stock bonuses, and stock option programs.

        Salaries. The Compensation Committee's policy is to provide salaries that are competitive with those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Company research and when the need arises the research of consultants concerning the salaries paid by the Company's competitors.

        Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase stockholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance and/or completion of other strategic objectives.

        Stock Options. The Compensation Committee's policy is to award stock options to the Company's officers in amounts reflecting the participant's position and ability to influence the Company's overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of stockholders of the Company, and to attract and retain qualified employees. The Compensation Committee's policy has generally been to grant options with terms of five to ten years (in certain cases, with portions exercisable over shorter periods) to provide a long-term incentive, and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options have value only if the price of the underlying shares increases above the exercise price.

        Stock options granted to executive officers of the Company in 2001 consisted of options for 63,000 each issued to Messrs. Yeonas, Shirley, Horne and Short. These options were granted on August 21, 2001 at a strike price of $2.00 per share.


    2001 Compensation Decisions Regarding the President and Chief Executive Officer.


        Compensation paid to Mr. Yeonas was in accordance with his employment agreement, which was authorized by the Compensation Committee in 2001. A bonus of $318,750 was paid to Mr. Yeonas during the fiscal year 2001 under a formula based on the Company's performance relative to a plan approved by the Board. In addition Mr. Yeonas earned a deferred bonus of $361,250 in 2001 under a formula approved by the Board relating to the achievement of strategic goals achieved in 2001. One-third of this bonus was paid in February 2002 and the balance will be paid over the next two years.

                                                  COMPENSATION COMMITTEE

                                                  Richard I. Gilchrist, Chairman
                                                  Richard Balzano
                                                  Andrew Zobler

COMPARATIVE STOCK PERFORMANCE

        The graph below compares cumulative total stockholder return on the Common Stock during the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001 with the cumulative total return over the same period of (i) the Standard & Poor's 500 Index and (ii) a peer group of publicly-traded companies selected by the Company for purposes of this comparison (the "Peer Group")**. This graph assumes the investment of $100 at the close of trading on December 31, 1996 in the Common Stock, the Standard & Poor's 500 Index and the Peer Group and assumes reinvestment of dividends.


                            COMPARATIVE TOTAL RETURNS
        THE FORTRESS GROUP, INC., STANDARD & POOR'S 500 INDEX, PEER GROUP

                         (Fiscal Year Ended December 31)

                 COMPARISON OF 5 YEAR CUMULAATIVE TOTAL RETURN
                      ASSUMES INITIAL INVESTEMENT OF $100

                        [COMPARATIVE RETURNS LINE GRAPH]



                         1996         1997       1998        1999        2000       2001
                         ----         ----       ----        ----        ----       ----

Fortress Group           100          70.9       41.8        11.5         7.3        8.3
S&P 500                  100         133.3      171.5       207.5       188.6      166.2
Peer Group               100         139.2      146.3       116.2       184.3      346.0
Old Peer Group           100         154.2      197.1       137.3       241.6      331.4



Source: Zacks Investment Research, Inc.

--------------------------
** The peer group includes the following companies, Capital Pacific Holding, Dominion Homes, M/I Schottenstein Homes, Inc., Orleans Homebuilding and Lyon William Homes. The following companies were included in the peer group comparison in the 2000 Proxy Statement, Beazer Homes USA, Inc., DR Horton, Inc., KB Home Corporation, Pulte Corporation, Toll Brothers, Inc., Centex Corporation, Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc. and The Ryland Group, Inc. Based on the reduction in the size of The Fortress Group, Inc., the Company altered the peer group to be comprised of companies with revenues more comparable to those of the Company.

PROPOSAL TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Company's certificate of incorporation will be amended, upon stockholders' approval, to reduce the number of authorized shares of common stock from 99,000,000 to 14,000,000. As a result of the Company's one for four reverse stock split, effective July 10, 2000, the number of authorized but unissued shares of common stock in the Company's capital structure is much larger than is reasonably necessary, and a reduction in authorized shares will significantly reduce the Company's franchise taxes.


        Under the Company's certificate of incorporation as currently in effect the Company's authorized capital consists of 99,000,000 shares of common stock and 1,000,000 shares of preferred stock. Of the 99,000,000 shares of authorized common stock, as of the Record Date 3,119,195 shares were issued and outstanding and 7,639,600 shares were reserved for issuance upon the possible exercise of the Supplemental Warrants and outstanding stock options, the possible conversion of outstanding convertible preferred and potential purchases through the employee stock purchase plan. Of the 1,000,000 shares of authorized preferred stock, as of the Record Date, there were (a) 40,000 shares of Series AAA Convertible Redeemable Preferred Stock authorized, of which 28,500 shares (having an aggregate liquidation preference of $28,500,000) were issued and outstanding; (b) 70,000 shares of Series C Convertible Preferred Stock authorized of which no shares were issued and outstanding; (c) 67,500 shares of Series D Convertible Preferred Stock authorized of which no shares were issued and outstanding; (d) 50,000 shares of Series E Cumulative Convertible Preferred Stock authorized of which 800 shares (having an aggregate liquidation value of $80,000) were issued and outstanding. Following the adoption of the proposed amendment, the unissued shares would be sufficient to cover shares potentially issuable under the existing Supplemental Warrants, convertible preferred stock, stock options and employee stock purchase plan and would leave 3,337,551 unreserved shares available for future issuance.


        Stockholders' approval of the proposition will constitute approval of the amendment to the certificate of incorporation. Under the Delaware General Corporation Law approval of the amendment to the certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding common stock.

        A copy of the proposed amendment to the certificate of incorporation is included as Exhibit B to this proxy.

        The Board of Directors unanimously recommends that the stockholders vote FOR the proposal.


                              CERTAIN TRANSACTIONS


        The Company's Genesee subsidiary ("Genesee") leases its administrative office space from RS Investments III, LLC of which Mr. Short is the manager and holds a 33.3% beneficial ownership interest (25.4% personally held and 7.9% held by family members). In 2001, the Company made lease payments of approximately $143,000 to RS Investments III, LLC. The Company's former subsidiary Christopher Home ("Christopher") leased its administrative office space in a building owned 50.96% by Mr. Stuhmer and 49.04% by Towne Center L.P. Towne Center L.P. is owned 98% by a Stuhmer Family Trust and 2% by J. Christopher Stuhmer, Inc. The Company made lease payments of approximately $191,000 through August 31, 2001 for occupying space in this building. Mr. Stuhmer is a former owner of Christopher Homes, a former director of the Company and he currently owns more than five percent of the Company's Common Stock.


        In September 1999 Christopher entered into an agreement with Southern Highlands/Christopher Homes I, LLC, a Nevada limited liability company ("Southern Highlands I"), to manage the entity's development of approximately 43 acres of land located in Clark County, Nevada. Mr. Stuhmer holds a 50% equity interest in Southern Highlands I, subject to certain return of capital and preferred return provisions benefiting his partner. Christopher is entitled to a management fee equal to 10.5% of the revenues generated from sales of lots and residences constructed in Southern Highlands I. During 2001 Christopher recorded approximately $1,749,000 in fees under this agreement.

        In January 2000 Mr. Stuhmer entered into a consulting agreement with Christopher pursuant to which he assists it in fulfilling its management duties under the agreement with Southern Highlands I, described above. Under the consulting agreement Mr. Stuhmer is entitled to the following fees: $4,500 cash per month, and 1 1/2% of the revenues generated from sales of lots and residences constructed in Southern Highlands I. In addition the Company provides Mr. Stuhmer office space having a value of approximately $1,000 per month. In return, Mr. Stuhmer agreed to divide with Christopher his share of the net profits under the Southern Highlands I operating agreement on a 65% (Christopher) - 35% (Mr. Stuhmer) basis. Fees paid during 2001 for the monthly agreement amounted to $15,750. The fees reported in 2001 for Southern Highlands I, based on revenues generated from sales of lots and residences constructed, amounted to approximately $250,000.

        In November 1999 Christopher entered into an agreement with Southern Highlands/Christopher Homes II, LLC, a Nevada limited liability company ("Southern Highlands II"), to manage the entity's development of approximately 35 acres of land located in Clark County, Nevada. Mr. Stuhmer holds a 50% equity interest in Southern Highlands II, subject to certain return of capital and preferred return provisions benefiting his partner. Christopher is entitled to a management fee equal to 10.5% of the revenues generated from sales of lots and residences constructed in Southern Highlands II. During 2001 Christopher recorded approximately $217,000 in fees under this agreement.

        In June 2000 Mr. Stuhmer entered into a consulting agreement with Christopher pursuant to which he assists it in fulfilling its management duties under the agreement with Southern Highlands II, described above. Under the consulting agreement Mr. Stuhmer is entitled to a fee equal to 1 1/2% of the revenues generated from sales of lots and residences constructed in Southern Highlands II. In return, Mr. Stuhmer agreed to divide with Christopher his share of the net profits under the Southern Highlands II operating agreement on a 65% (Christopher) - 35% (Mr. Stuhmer) basis. The fees reported in 2001 for Southern Highlands I, based on revenues generated from sales of lots and residences constructed, amounted to approximately $31,000.

        In February 1999 Christopher entered into an agreement with Bellacere, LLC, a Nevada limited liability company ("Bellacere"), to manage the entity's development of approximately 36 acres of land located in Clark County, Nevada. Mr. Stuhmer holds a 50% equity interest in Bellacere, subject to certain return of capital provisions benefiting his partner. Christopher is entitled to a management fee equal to 12.0% of the revenues generated from sales of lots and residences constructed in Bellacere. During 2001 Christopher recorded approximately $556,000 in fees under this agreement.

        In January 2000 Mr. Stuhmer entered into a consulting agreement with Christopher pursuant to which he assists it in fulfilling its management duties under the agreement with Bellacere, described above. Under the consulting agreement Mr. Stuhmer is entitled to a fee equal to 2% of the revenues generated from sales of lots and residences constructed in Bellacere. In return, Mr. Stuhmer agreed to divide with Christopher his share of the net profits under the Bellacere operating agreement on a 80% (Christopher) - 20% (Mr. Stuhmer) basis. The fees reported in 2001 for Bellacere, based on revenues generated from sales of lots and residences constructed amounted to approximately $93,000.

        In September 1999 Christopher entered into an agreement with L.L.V. 724, LLC, a Nevada limited liability company ("LLV 724"), to manage the entity's development of approximately 1 acre of land located in Clark County, Nevada. Mr. Stuhmer holds a 50% equity interest in LLV 724, subject to certain return of capital provisions benefiting his partner. Christopher is entitled to a management fee equal to 10.5% of the revenues generated from sales of lots and residences constructed in LLV 724. During 2001 Christopher recorded approximately $168,000 in fees under this agreement.

        In January 2000 Mr. Stuhmer entered into a consulting agreement with Christopher pursuant to which he assists it in fulfilling its management duties under the agreement with LLV 724, described above. Under the consulting agreement Mr. Stuhmer is entitled to a fee equal to 2% of the revenues generated from the residence constructed in LLV 724. In return, Mr. Stuhmer agreed to divide with Christopher his share of the net profits under the LLV 724 operating agreement on a 50% (Christopher) - 50% (Mr. Stuhmer) basis. There were no fees reported in 2001 for LLV 724, based on revenues generated from sales of lots and residences constructed.


        In August 2001, the Company sold Christopher Homes ("Christopher"), to The JCS Family #1 Trust, a trust created by Mr. Stuhmer. The sales price was approximately $28.0 million, which consisted of the assumption of the existing secured debt and other liabilities. The sales price was determined by arms-length negotiation and the Board received a fairness opinion prior to the closing of the transaction. The Company recognized a pretax loss of approximately $11.1 million on the sale. Christopher operated in the Las Vegas, Nevada area.


        In 2001 Genesee acquired 11 finished lots in the ordinary course of business from The Genesee Company / Boyd Lake LLC ("Boyd Lake") at a cost of approximately $640,000. Additionally, Genesee recorded approximately $23,000 for profit participation income and $17,000 as a management fee income under a management agreement with this entity. Mr. Short, or members of his family, own 80% of the equity of Boyd Lake.

        In 2001 Genesee acquired 31 finished lots in the ordinary course of business at a cost of approximately $1,658,000 from The Genesee Company / Horseshoe Lake LLC ("Horseshoe Lake"). During 2001 Genesee recorded approximately $57,000 for profit participation income and $115,000 as a management fee income under a management agreement with Horseshoe Lake. Mr. Short owns 85.5% of the equity of Horseshoe Lake.

        In 2001 Genesee acquired 27 finished lots in the ordinary course of business at a cost of approximately $2,045,000 from RS Investments/Stonebridge, LLC ("Stonebridge"), an entity in which Mr. Short owns a 20% equity interest.


        In September 1999 Genesee entered into a financing transaction with RS Investments VI, LLC ("Investments VI"), an entity in which Mr. Short owns a 30.5% equity interest. Investments VI owns approximately 204 acres of unimproved real estate located in Jefferson County, Colorado known as Tablerock. Genesee acquired an option from Investments VI to acquire the property for $5,100,000. As amended, the option was exercisable through January 1, 2002, with a right to extend for up to twelve additional months by the delivery of an extension deposit of $25,000 for each month the option is extended. During 2001 $314,754 was paid for the extension. The option price is the sum of Investments VI's cost to acquire the 204 acres and a cost to carry at the rate of 17% per annum. In October 2001, Mr. Short purchased approximately 63 acres of the Table rock property from Investments VI. Concurrently, Genesee entered into an option transaction with Mr. Short to acquire property for Mr. Short's cost of $2,085,000 together with a cost of carry at 14% per annum


        In 2001 Genesee acquired 30 finished lots in the ordinary course of business at a cost of approximately $1,534,000 from RS Investments / Beers Sisters, LLC ("Twin Shores"). Mr. Short or members of his family own 100% of the equity of Twin Shores.

        Effective September 2001 Genesee acquired an option to purchase110 finally platted residential lots in Weld County, Colorado owned by The Genesee Company / Meadow Vale, LLC (the "Seller") at a purchase price of $9,483,000. Mr. Short or members of his family own 18.75% of the equity of the Seller. The option is exercisable pursuant to a minimum take-down schedule that commenced in March 2002 and ends in June 2004. If Genesee fails to meet the minimum take-down schedule, Seller is entitled to retain a $1,889,000 option payment. If all of the lots are taken down pursuant to the minimum take-down schedule, the option payment will be applied against the purchase price.

        In 2001 Wilshire acquired 27 finished lots in the ordinary course of business from BVD Partners, L.P. ("Bella Vista") at a cost of approximately $1,386,000. Mr. Horne's father-in-law owns 33% of the equity of Bella Vista.

        In 2001 Wilshire acquired 13 finished lots in the ordinary course of business from Jonas Woods, Limited ("Jonas Woods") at a cost of approximately $410,000. Mr. Horne's father-in-law owns 50% of the equity of Jonas Woods.


        In February 2001, the Company sold Brookstone Homes ("Brookstone") to a company owned by Paul Guisti, The Company's former Chief Operating Officer. The sales price was approximately $10.2 million, which included approximately $4.1 million in cash before closing costs. The sales price was determined by arms-length negotiation and the Board received a fairness opinion prior to the closing of the transaction. An impairment charge of approximately $2.6 million was recognized in the fourth quarter of 2000 in anticipation of the sale. Brookstone operated in the Milwaukee, Wisconsin area.


        In January 2000, the Company received notification from David Hutson pursuant to a Schedule 13G filing that effective January 13, 2000 he had become the owner of more than 5% of the Company's common stock. The Company's former subsidiary, Fortress Homes and Communities of Florida ("Fortress Florida"), acquires land and building materials from companies owned by David Hutson. These arrangements, pursuant to agreements entered in connection with the 1997 acquisition of DW Hutson Construction by the Company, provide for options on lots developed by Hutson Land Company and for the supply of certain building materials from Southeastern Supply, which is owned by Mr. Hutson. During the first four months of 2001, Fortress Florida purchased approximately $2,100,000 of such lots and approximately $1,800,000 of such building material. On May 1, 2001 the Company sold its subsidiary Fortress Florida thereby ending all related party transactions with Mr. Hutson as of that date.


                                  OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers LLP served as the independent accountants for the Company and its subsidiaries for 1999 and reported on the Company's 1999 consolidated financial statements included in the Annual Report of the Company, which accompanies this proxy statement. On April 14, 2000 the Board, which appoints the Company's independent accountants, dismissed PricewaterhouseCoopers LLP and appointed Ernst & Young LLP as the independent accountants for 2000 upon recommendation of the Audit Committee. In connection with this change and for the prior three fiscal years and through April 14, 2000; (a) there were no disagreements with PricewaterhouseCoopers on matters of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if unresolved, would have led to reference in the accountants report on the financial statements, (b) the report of PricewaterhouseCoopers contained no adverse opinion, disclaimer, or qualification of opinion, and (c) there were no reportable events ( as defined in Regulation S-K Item 304 (a) (1) (v)). The Company had not in the prior two fiscal years and through April 14, 2000 consulted Ernst & Young LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, where either a written report was provided to the Company or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue: or (b) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions.

OTHER PROPOSALS

        Neither the Company nor the members of its Board intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Stockholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

2003 ANNUAL MEETING

        Stockholders may present proposals to be considered for inclusion in the proxy statement relating to the next Annual Meeting, provided they are received by the Company no later than December 13, 2002 and are in compliance with applicable laws and Securities and Exchange Commission regulations.

        We must receive notice of any proposals of stockholders that are intended to be presented at our 2003 annual meeting, which the proponent does not wish to include in the Company's proxy materials. Such proposals will be deemed untimely unless received by December 13, 2002.

                                           By Order of the Board of Directors

                                           GEORGE C. YEONAS, President
                                           and Chief Executive Officer
Dated: April 29, 2002

                                    EXHIBIT A

                            THE FORTRESS GROUP, INC.
                               BOARD OF DIRECTORS
                                 AUDIT COMMITTEE

                              AMENDED AND RESTATED
                                     CHARTER
                                 (MAY 23, 2001)

        This amended and restated Charter is created in order to define the Audit Committee's objectives, range of authority, scope of activities, and duties and responsibilities. It is intended to provide the members of the Audit Committee, management, and outside and internal auditors a clear understanding of their respective roles. This Charter will be reviewed on an annual basis by the full Board at which time the Board will reassess the Charter's adequacy.

                                        I
                             ADMINISTRATIVE MATTERS

        1.1 Size, Independence, and Term of appointment.

        (a) The Audit Committee will be comprised of three directors, each of whom is financially literate or becomes financially literate within a reasonable period of time after his or her appointment to the Audit Committee. For purposes of this Charter financial literacy is defined as the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member of the audit committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

        (b) Unless the Board determines an exception is merited under Section 1.1(c), below, the Committee shall be made up entirely of independent directors. For purposes of this Charter a Committee member will be considered independent if the member has no relationship with the Company that may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, including -

                (i) Current or prior (within the past three years) employment by the Company or any of its affiliates;

                (ii) Receipt of compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

                (iii) Member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

                (iv) Partner in, controlling stockholder or executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed five (5%)
        percent of the Company's consolidated gross revenues for the year, or $200,000, whichever is more, in any of the past three years; and

                (v) Employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

        (c) Notwithstanding the requirement for three independent directors provided in subsections 1.1(a) and (b), above, the Board may appoint to the Audit Committee one director who is not independent (provided the individual is not a current employee or an immediate family member of such employee) if the Board under exceptional and limited circumstances -

                (i) Determines that membership on the committee by the individual is required by the best interests of the Company and its stockholders; and

                (ii) Discloses in the Company's next annual proxy statement the nature of the relationship and the reasons for its determination.

        (d) The Board of Directors will appoint the Audit Committee's Chairperson and members annually.

        (e) The Company's Chief Financial Officer will be the Committee's Secretary.

        1.2 Meetings.

        (a) The Committee will meet three times per year. Special meetings may be convened as required. The internal or outside auditors may request a meeting if they consider one is necessary.

        (b) The proceedings of all regular and special meetings of the Committee will be documented in minutes.


                                       II
                                RESPONSIBILITIES

        2.1 Maintenance of an Effective, Efficient, and Independent Audit.

        (a) The outside auditor is ultimately accountable to the Board of Directors and the Audit Committee who have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor.

        (b) The Committee shall recommend to the Board of Directors the appointment of internal auditors.

        (c) The Committee will review the efficiency and effectiveness of both the internal and outside auditors in relation to their respective responsibilities, and it will approve their compensation.

        (d) The Committee will ensure that the scope of the audit (outside and internal) is adequate.

        (e) The Committee will review and assess the findings of the internal and outside auditors and management's proposed action and its timetable in response to the findings.

        (f) The Committee will annually demand from the outside auditor a formal written statement setting forth all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, and it shall discuss with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditor.

        2.2 Reliable Management and Financial Reporting.

        (a) The Committee will review with management and the outside auditor the Company's audited financial statements, including a discussion of the quality of the accounting principles as applied and significant judgments affecting the financial statements.

        (b) The Committee will discuss among themselves, without management or the outside auditor, the information disclosed to the Committee under Section 2.2(a), above.

        (c) The Committee will review with management and the outside auditor the financial portion of the Company's annual report to stockholders, the annual report filed with the SEC, the annual proxy statement, and any other published document containing the Company's financial statements.

        2.3 Compliance.

        (a) The Committee will review the effectiveness of the Company's system for monitoring compliance with law as it applies to the Company's business and periodically obtain updates from management and general counsel regarding compliance.

        (b) The Committee will ensure that the Company has adopted and disseminated a formal, written code of conduct and review the program for monitoring compliance with the code of conduct.

        2.4 Effective Management of Financial Risk.

        (a) The Committee shall maintain an awareness of the areas of greatest financial risk to the Company and review with management its plans to manage the risks.

        (b) The Committee will review and monitor the Company's systems of accounting and internal control to manage financial risk.

                                       III
                                    AUTHORITY

        3.1 The Board of Directors authorizes the Audit Committee within its scope of responsibilities to -

        (a) Seek any information it requires from any employee and outside parties; and

        (b) Obtain outside legal or other independent professional advice.

                                       IV
                                   DEFINITION

        4.1 For purposes of this Charter, "immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home.

                                    EXHIBIT B

                                PROPOSAL TO AMEND
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                            THE FORTRESS GROUP, INC.

        RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered "FOURTH" so that, as amended, the first paragraph of said Article shall be and read as follows:

        "The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 15,000,000 shares of stock divided into two classes: 1,000,000 shares of Preferred Stock having a par value of $.01 per share and 14,000,000 shares of Common Stock having a par value of $.01 per share."

                            THE FORTRESS GROUP, INC.

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE FORTRESS GROUP
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 30, 2002

        The undersigned does hereby appoint George C. Yeonas and Jeffrey W. Shirley or any one of them acting in the absence of the other, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held May 30, 2002, and any adjournments thereof.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, AND FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES.

                                -----------------------------------------------
                                     PLEASE VOTE, DATE AND SIGN ON REVERSE
                                 AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                                -----------------------------------------------

                                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON
                                THIS PROXY. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.


     HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

----------------------------------      ----------------------------------

----------------------------------      ----------------------------------

----------------------------------      ----------------------------------

1.      Election of Directors:                                                           [ ] FOR   [ ] WITHHOLD  [ ] FOR ALL EXCEPT

               George C. Yeonas     Richard Balzano
               Robert Short         Thomas R. Kowalski

        NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE
        THROUGH THE NOMINEE'S NAME. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

2.      Amend Certificate of Incorporation to reduce the number of Authorized Shares.    [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3.      In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.                            [ ]

The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the proxy statement relating thereto and the Annual Report for 2001.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

The signature of stockholder should correspond exactly with the name stenciled hereon. Joint owners should sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

------------------------------------------------------------------------------------------------------------------------------------
Stockholder Sign Here                       Date                 Co-Owner Sign Here                  Date